------
FORM 4                                                OMB APPROVAL
------                                                OMB Number  3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response......05


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
(PRINT OR TYPE RESPONSES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| MAURO, RICHARD L.                          | TELEMATE NET SOFTWARE, INC. (TMNT)           |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 4250 PERIMETER PARK SOUTH                  |                         |                    | CHIEF EXECUTIVE OFFICER,             |
| SUITE 200                                  |                         | OCTOBER 2000       | PRESIDENT AND DIRECTOR               |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check appropriate line)           |
|                                            |                         |    (Month/Year)    |   [X] Form filed by One              |
| ATLANTA, GA 30341                          |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        | 10/23/00          |  P    |      |  1,000     |  A    | $1.28|                    |   D         |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        | 10/25/00          |  P    |      |  8,250     |  A    | $1.67|                    |   D         |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        | 10/26/00          |  P    |      | 15,750     |  A    | $1.75|                    |   D         |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        | 10/30/00          |  P    |      |  2,500     |  A    | $1.37|                    |   D         |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        | 10/31/00          |  P    |      |  3,450     |  A    | $1.39|    113,995         |   D         |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |      1,500         |   I(1)      | OWNED BY |
|                     |                   |       |      |            |       |      |                    |             | TRUST(1)
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                      Over
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) MR. MAURO DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SECURITIES HELD BY THE TRUST AND THIS REPORT SHALL NOT BE DEEMED
    AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF SECTION 16 OR FOR ANY OTHER
    PURPOSE.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Lauren Z. Burnham        November 8, 2000
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         -------------------------------  ----------------
                                                                                  By: Lauren Z. Burnham, Esq.            Date
                                                                                  Attorney-in-Fact for the
                                                                                  Reporting Person

Note. File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.